Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 31, 2008, with respect to the consolidated financial statements of Chaparral Energy, Inc. and subsidiaries as of December 31, 2006 and 2007, and for each of the three years in the period ended December 31, 2007. This report is contained in Amendment No. 1 to Chaparral Energy, Inc.’s Registration Statement on Form S-4. We consent to the use of the aforementioned report in the Registration Statement, and to the use of our name as it appears under the caption “Experts”.

/s/ GRANT THORNTON LLP

Oklahoma City, Oklahoma

September 5, 2008